Filed Pursuant to Rule 433

Registration Statement No. 333-183449

Dated May 12, 2014

ILLINOIS TOOL WORKS INC.

Final Term Sheet

May 12, 2014

Issuer:	Illinois Tool Works Inc.

Format:	SEC registered

Ranking:	Senior, Unsecured Notes

Size:	€500,000,000	€500,000,000

Price to Public:	99.160%	98.089%

Maturity:	May 20, 2022	May 19, 2034

Interest Rate:	1.750%	3.000%

Yield to Maturity:	1.864%	3.130%

Spread to Benchmark Security:	79.4 basis points	86.2 basis points

Benchmark Security:	DBR 2.00% due January 4, 2022	DBR 4.75% due July 4, 2034

Benchmark Security Price and Yield:	106.785; 1.070%	139.760; 2.268%

Spread to Mid-Swap:	+45 basis points	+80 basis points

Mid-Swap Yield:	1.414%	2.330%

Net Proceeds to Issuer (after underwriting discount but before expenses):	€493,675,000	€487,320,000

Use of Proceeds:	General corporate purposes.

Interest Payment Date:	May 20 of each year, commencing May 20, 2015	May 19 of each year, commencing May 19, 2015

Day Count Convention:	ACTUAL/ACTUAL (ICMA)

Redemption Provisions:	Prior to February 20, 2022, at any time at a discount rate of Comparable Government Bond plus 15 basis points. On or after February 20, 2022, at any time at par.	Prior to February 19, 2034, at any time at a discount rate of Comparable Government Bond plus 15 basis points. On or after February 19, 2034, at any time at par.

	At any time at par if certain events occur involving changes in United States taxation.	At any time at par if certain events occur involving changes in United States taxation.

Trade Date:	May 12, 2014

Settlement Date:	May 20, 2014 (T+6)

Ratings*:	A2 (Moody’s); A+ (S&P)

Expected Listing:	NYSE

Denominations:	€100,000 x €1,000

ISIN; Common Code:	XS1028955091; 102895509	XS1028954870; 102895487

Governing Law:	Illinois

Joint Book-Running Managers:	Goldman, Sachs & Co. J.P. Morgan Securities plc Société Générale Barclays Bank PLC Commerzbank AG	Goldman, Sachs & Co. J.P. Morgan Securities plc Société Générale Banca IMI S.p.A. Danske Bank A/S

Co-Managers:

Banca IMI S.p.A.

Banco Bilbao Vizcaya
Argentaria, S.A.

Citigroup Global Markets
Limited

Danske Bank A/S

HSBC Bank plc

ING Financial Markets LLC

Merrill Lynch International

Mizuho International plc

Wells Fargo Securities, LLC

Banco Bilbao Vizcaya
Argentaria, S.A.

Barclays Bank PLC

Citigroup Global Markets
Limited

Commerzbank AG

HSBC Bank plc

ING Financial Markets LLC

Merrill Lynch International

Mizuho International plc

Wells Fargo Securities, LLC

The issuer has filed a registration statement (including a prospectus and preliminary prospectus supplement) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this term sheet relates. This offering will be made only by means of a prospectus and preliminary prospectus supplement. The information in this term sheet supersedes the information contained in the prospectus and preliminary prospectus supplement to the extent that it is inconsistent therewith. Terms used but not defined herein have the meaning ascribed to them in the prospectus and preliminary prospectus supplement.

Before you invest, you should read the prospectus and preliminary prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, copies of the prospectus and preliminary prospectus supplement may be obtained by contacting J.P. Morgan Securities plc by telephone collect at +44-207-134-2468; Goldman, Sachs & Co. by telephone toll-free at 1-866-471-2526; or Société Générale by telephone collect at +44-20-7676-7618.

*Note: A securities rating is not a recommendation to buy, sell or hold securities, and may be subject to revision or withdrawal at any time.

Any disclaimers or other notices that may appear below this text are not applicable to this term sheet and should be disregarded. Such disclaimers or other notices may have been automatically generated as a result of this term sheet being transmitted via Bloomberg or another electronic mail system.

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